Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED

BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY

CAUSE COMPETITIVE HARM TO THE ISSUER IF PUBLICLY DISCLOSED

EXECUTION VERSION

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”), dated and effective as of August 7, 2020 (the “Effective Date”), is entered into by and between ImmunityBio, Inc., a Delaware corporation with its principal offices at 9920 Jefferson Boulevard, Culver City, California 90232, United States of America (“Licensee”), and Stabilitech Biopharma Ltd, a limited company registered in England and Wales (company registration no. 4497290) with its registered address at Unit 6, Sovereign Business Park, Albert Drive, Burgess Hill, West Sussex, RH15 9TY, United Kingdom (“Licensor”). Licensee and Licensor are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor is the owner of, and/or Controls the rights in, certain Licensed Patents, Licensed Know How and the Licensed Platform and has the right to grant licenses thereto as contemplated hereby.

Licensee desires to obtain a license to use the Licensed Patents, Licensed Know How and the Licensed Platform upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement, in addition to words defined elsewhere, the following words and phrases shall have the following meanings:

“Ad5-S Product” means Licensor’s proprietary OraPro-COVID-19 vaccine product, a viral vectored adenovirus 5 containing the spike protein DNA from the COVID-19 virus.

“Affiliate” means, with respect to any Person, any other Person that, directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this definition, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person.

“Challenging Party” mean initiating, soliciting, participating in or financing a Patent Challenge.

“Commercially Reasonable Efforts” means those efforts and resources commensurate with those efforts commonly used in the pharmaceutical industry by a company of comparable size in connection with the development or commercialization of pharmaceutical products that are of similar status, taking into account the proprietary position of the product (including intellectual property scope, subject matter and coverage), safety and efficacy, product profile, competitiveness of the marketplace, the regulatory status and approval process, anticipated or approved labeling, present and future market potential, the probable profitability of the applicable product (including pricing and reimbursement status achieved or likely to be achieved) and other relevant factors such as technical, legal, scientific or medical factors.

“Control” (including any variations such as “Controlled” and “Controlling”) means, with respect to any Licensed Know How, Licensed Patents, the Licensed Platform or other intellectual property right, the possession (whether by ownership or license) by a Party of the ability to grant to the other Party a license or sublicense as provided herein to such Licensed Know How, Licensed Patents, the Licensed Platform or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party.

“Covered” means, with respect to any Licensed Patent, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by using, making, having made, selling, offering for sale, importing or any other exploitation of the Licensed Product; provided, that in determining whether a Valid Claim that is a claim of a pending application would be infringed, it shall be treated as if issued as then currently being prosecuted.

“First Commercial Sale” means, with respect to a product in any country, the first sale for end use or consumption of such product in such country after marketing approval has been granted in such country. First Commercial Sale excludes any sale or other distribution of such product for use in a clinical trial or other development activity, promotional use (including samples) prior to marketing approval or for compassionate use or on a named patient basis.

“hAd5” means Licensee’s adenovirus constructs known as the second generation E1-, E2b-, E3-deleted Ad5.

“Infringement” means any infringement as determined by law, including direct infringement, contributory infringement or any inducement to infringe.

“Field” means the research, development, manufacture, commercialization and/or exploitation of Licensed Products for the prevention and treatment of SARS-COV-2 and coronavirus successors.

“Know How” means all techniques, technology, trade secrets, inventions (whether patentable or not), methods, know how, sequences, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents and other information.

“Licensed Know How” means all Know How relating to, or necessary for, the research, development, manufacture or commercialization of Licensed Products Controlled by Licensor or its Affiliates, whether Controlled by Licensor or its Affiliates as of the Effective Date of thereafter.

“Licensed Patents” means all Patents Covering Licensed Products (including Patents arising out of Improvements) Controlled by Licensor or its Affiliates, whether Controlled by Licensor or its Affiliates as of the Effective Date or thereafter.

“Licensed Platform” means Licensor’s patented and proprietary technology for the thermo-stabilization of viruses, vaccines and proteins, known as “THERM-SB” as of the Effective Date, and Licensor’s patented and proprietary oral delivery vaccine platform known as “OraPro” as of the Effective Date, in each case including modifications, improvements and/or derivatives thereof or thereto.

“Licensed Products” means the (a) Ad5-S Product and (b) any other product incorporating the Licensed Know How, the Licensed Patents or the Licensed Platform and such other product is used, integrated and exploited with Licensee’s SARS-COV-2 and successor coronavirus vaccine candidates, including hAd5, for use in the Field.

“Net Sales” mean the gross amount invoiced by a Selling Party on all sales of Licensed Products, less (a) discounts actually given; (b) credits for claims, allowances, retroactive price reductions or returned goods; (c) prepaid freight; and (d) sales taxes or other governmental charges actually paid in connection with sales of Licensed Products (but excluding what are commonly known as income taxes and value-added taxes). Net Sales shall include all consideration charged by the Selling Party in exchange for any Licensed Products, including any monetary payments or any other property whatsoever. For purposes of determining Net Sales, a sale shall be deemed to have occurred when an invoice therefore shall be generated or the Licensed Product shipped for delivery. Sales of Licensed Products by Licensee to any Affiliate or Sublicensee or by any Sublicensee to an Affiliate or other Sublicensee which is a reseller thereof shall be excluded from calculating Net Sales, and only the subsequent sale of such Licensed Products by such Selling Party to unrelated parties shall be deemed Net Sales hereunder. For the avoidance of doubt, all sales of Licensed Product by Sublicensees to Third Parties outside Licensee’s internal distribution chain shall be deemed Net Sales. Product provided without charge in connection with research and development, clinical trials, compassionate use, humanitarian and charitable donations, indigent programs or for use as samples will be excluded from the computation of Net Sales. Where the Licensed Product is sold in combination with other pharmaceutical products, diagnostic products or active ingredients (collectively, “Combination Components”), Net Sales will be calculated by multiplying the Net Sales of the Combination Components by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product if sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Components if sold separately in such country. If no such separate sales are made by Licensee, its Affiliates or Sublicensees in a country, Net Sales of the Combination Components will be calculated in a manner determined by Licensee in good faith based upon the relative value of the active components of such Combination Components.

“Patents” means all rights and interests in and to issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction, including all provisionals, substitutions, continuations, continuations-in-part, additions, divisionals, patent term extensions, supplementary protection certificates, renewals, all letters patent granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, patents of addition thereof, PCTs, pediatric exclusivity periods, and foreign equivalents to any of the foregoing.

“Patent Challenge” means a challenge to the validity, patentability and/or enforceability of any of the Licensed Patents or otherwise opposing any of the Licensed Patents whether through post grant review, interpartes reexamination, ex partes reexamination, declaratory judgment action, opposition or any other judicial or administrative process.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Regulatory Filings” means any and all submissions, correspondence, notifications, registrations, licenses, authorizations, applications and other filings with any governmental authority with respect to the research, development, manufacture, distribution, pricing, reimbursement, marketing or sale of the Licensed Products.

“Selling Party” means Licensee, any Sublicensee(s) or the Affiliates of any of the foregoing.

“Sublicensee” means any Person other than an Affiliate of Licensee to which Licensee (or a Sublicensee) has granted a sublicense under this Agreement.

“Third Party” means a Person other than (a) Licensor or any of its Affiliates and (b) Licensee or any of its Affiliates.

“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Licensed Patent that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, that if a claim of a pending patent application within the Licensed Patents shall not have issued within seven (7) years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until such claim issues.

2.    Grant of Rights.

(a)    License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates a worldwide, exclusive (even as to Licensor save as otherwise provided herein) license, with the right to sublicense (through one or more multiple tiers) in, to and under the Licensed Patents, Licensed Know How and Licensed Platform, including Improvements, to research, develop, make and have made, to use and have used, to offer to sell, to sell and have sold and to import and export and otherwise exploit the Licensed Products in the Field. During the term of this Agreement, neither Licensor nor any of its Affiliates will enter into any agreement or otherwise license, grant, assign, transfer, convey or otherwise encumber or dispose any right, title or interest in, to or under any of the Licensed Patents, Licensed Know How or Licensed Platform, including Improvements, which agreement, license, grant, assignment, transfer, conveyance, encumbrance or disposition would conflict with the rights granted to Licensee hereunder.

(b)    Patent Challenges. In the event that Licensee or any of its agents, Affiliates or Sublicensees is or becomes a Challenging Party, then (a) any fees, royalties, milestones or revenues payable to Licensor under Section 3 shall double in amount if and when any Licensed Patents survives the Patent Challenge such that it remains valid in whole or in part; and (b) at any time after the Patent Challenge is brought, Licensor may, at its option, terminate this Agreement upon written notice to Licensee; provided that if any subsections of this Section 2(b) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other subsections.

(c)    Transfer of Licensed Know How and Licensed Platform. Promptly following (and in any event within thirty (30) days after) the Effective Date, Licensor shall transfer to Licensee the Licensed Know How and the Licensed Platform then in its possession or Control (and thereafter Licensor shall from time to time transfer to Licensee any Licensed Know How and the Licensed Platform it thereafter acquires or upon reasonable request of Licensee). In addition, during the term of this Agreement, Licensor will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide technical support to Licensee, with respect to the use of such Licensed Know How and the Licensed Platform in accordance with the licenses granted to Licensee hereunder.

(d)    Regulatory Filings; Reference Rights. Promptly following (and in any event within thirty (30) days after) the Effective Date, Licensor will convey, assign and transfer to Licensee all Regulatory Filings relating to the Ad5-S Product in the Field. Without limiting the generality of the foregoing, Licensor hereby grants to Licensee a right of access and reference to any and all Regulatory Filings (along with all data and results of the development program undertaken by or on behalf of

Licensor) relating to the Ad5-S Product and/or Licensed Platform and for use in the Field, and shall cooperate fully to make the benefits of such Regulatory Filings, data and results available to Licensee and its designee(s) on a worldwide basis for use in the Field. In addition, during the term of this Agreement, Licensor will provide reasonable assistance, including making its personnel reasonably available for meetings or teleconferences to answer questions and provide support to Licensee, with respect to such Regulatory Filings for use in the Field.

(e)    Data Rights. Licensee hereby grants to Licensor a worldwide, non-exclusive, royalty-free license to any pre-clinical and clinical data and results generated by or on behalf of Licensee using Licensor’s intellectual property for use, including for commercial purposes, outside the Field.

(f)    Improvements. Licensee shall have the right to replicate, modify or otherwise create derivatives of or improvements to the Licensed Platform and/or the Licensed Know How in any way, including genetic modification and manipulation (including any intellectual property rights pertaining thereto, “Improvements”). Improvements made by Licensee (and not related to Licensee’s core intellectual property rights) shall be jointly owned by Licensor and Licensee, and each Party may enjoy all rights and privileges accorded ownership of such joint property (and each Party hereby assigns and agrees to assign to the other Party, or its designees, an undivided one-half its full right, title and interest in and to all joint property). For the avoidance of doubt, any rights of Licensor to Improvements, whether or not jointly owned, will be subject to the license grant in Section 2(a) above.

(g)    Responsibility. Following the Effective Date and at all times during the term of this Agreement, Licensee and its Affiliates and Sublicensees shall be responsible for, and shall bear all costs associated with, the research, development and commercialization of each Licensed Product in the Field, including regulatory, manufacturing, distribution, marketing and sales activities. Following the Effective Date, Licensee and its Affiliates and Sublicensees shall bear all costs associated with the activities initiated in the United Kingdom with Simbec-Orion (CRO) and in New Zealand with BioCell Corporation (CMO), including any related activities that take place in other jurisdictions related to the Field. Licensor will include Licensee as a named party on all contracts related to the CRO and CMO and all regulatory documents relating to the Ad5-S Product to Licensee on or immediately after the commencement of Part A (being: safety and dose selection). Licensor shall retain full control of Part A. Subject to the terms of this Agreement, all decisions concerning the research, development, marketing, sales, commercialization and exploitation of each Licensed Product in the Field, including the clinical and regulatory strategy, design, sale, price and promotion of each Licensed Product shall be within the sole discretion of Licensee and its Affiliates and Sublicensees, except in relation to Part A for which Licensor shall retain full control. For avoidance of doubt Licensor reserves the right to make all decisions concerning research, development and clinical trials during Part A.

(h)    Diligence. Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products in the Field. The efforts of Licensee’s Affiliates and Sublicensees shall be treated as the efforts of Licensee when evaluating Licensee’s compliance with the foregoing diligence obligations. Without limiting the generality of the foregoing: (i) if Licensee does not exploit the Licensed Patents, the Licensed Know How or the Licensed Platform for approval of a Licensed Product in North America, the United Kingdom, the European Union and Japan (the “First Target Markets”) within eighteen (18) months after the Effective Date, then Licensor shall thereafter have step-in rights to terminate the license and sublicense rights in relation to any jurisdictions in which the intellectual property is not so being exploited; and (ii) if Licensee does not exploit the Licensed Patents, the Licensed Know How or the Licensed Platform for approval of a Licensed Product in jurisdictions other than the First Target Markets within twenty-four (24) months after the Effective Date, then Licensor shall thereafter have step-in rights to terminate the license and sublicense rights in relation to any jurisdictions in which the intellectual property is not so being exploited (and in either case Licensee will not seek to restrict exploitation of the Licensed Patents, the Licensed Know How or the Licensed Platform in such jurisdictions where the license and sublicense rights have been terminated).

(i)    No Additional Rights. Nothing contained herein shall be construed to confer any rights upon either Party by implication, estoppel or otherwise as to any technology or patent or other intellectual property rights of the other Party other than as expressly set forth herein.

(j)    Non Compete. Should Licensee develop an oral vaccine delivery technology that competes with the Licensed Platform during the term of this Agreement, the licenses granted to Licensee hereunder shall automatically revert to non-exclusive licenses.

3.    Royalties and Other Consideration.

(a)    Royalties. Licensee shall pay to Licensor a royalty, on a country-by-country basis, in the amount of [*] of Net Sales of Licensed Products sold by a Selling Party during the applicable Royalty Term; provided, that if Licensee utilizes the Ad5-S Product (instead of the hAd5) as or within a Licensed Product, then Licensee shall pay to Licensor a royalty, on a country-by-country basis, in the amount of [*] of Net Sales. Royalties will be payable on a calendar quarter basis; any such payments shall be made within sixty (60) days after the end of each calendar quarter during which the applicable Net Sales occurred. Licensee’s obligation to pay royalties with respect to a particular Licensed Product in a particular country shall commence upon the First Commercial Sale of the Licensed Product in such country and shall expire on a country-by-country basis on the date on which the Licensed Product is no longer Covered by any Valid Claim of a Licensed Patent in such country (the “Royalty Term”).

(b)    Arms-Length Transactions. On sales of Licensed Products which are made in other than an arms-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arms-length transaction, based on sales of like quality and quantity products on or about the time of such transaction.

(c)    Method of Payment. Unless otherwise agreed by the Parties, all payments due from Licensee to Licensor under this Agreement shall be paid in U.S. Dollars by wire transfer or electronic funds transfer of immediately available funds to the account designated in writing by Licensor. After the First Commercial Sale of the first Licensed Product and until expiration of the Royalty Term, Licensee shall prepare and deliver to Licensor royalty reports of the sale of the Licensed Products by the Selling Parties for each calendar quarter within sixty (60) days of the end of each such calendar quarter specifying in the aggregate and on a Licensed Product-by-Licensed Product and country-by-country basis: (i) total gross amounts for the Licensed Product sold or otherwise disposed of by a Selling Party; (ii) amounts deducted by category in accordance with the definition of “Net Sales” from gross amounts to calculate Net Sales; (iii) Net Sales; and (iv) royalties payable.

(d)    Foreign Sales. The remittance of royalties payable on sales outside the United States shall be payable to Licensor in United States Dollar equivalents at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted in the Wall Street Journal for the last business day of the calendar year in which the royalties are payable. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sale was made on which the royalty was based to the credit and account of Licensor or its nominee in any commercial bank or trust company of Licensor’s choice located in that country, prompt written notice of which shall be given by Licensee to Licensor.

(e)    Foreign Taxes. Any tax required to be withheld by Licensee under the laws of any foreign country from any royalty or other payments due to Licensor hereunder or for the accounts of Licensor shall be promptly and timely paid by Licensee for and on behalf of Licensor to the appropriate governmental authority, and Licensee shall furnish Licensor with proof of payment of such tax together with official or other appropriate evidence issued by the applicable government authority. Any such tax actually paid on Licensor’s behalf shall be deducted from royalty payments due to Licensor. In the event that Licensee recovers any such tax whether under any double-tax treaty or otherwise (“Recovered Tax”) Licensee shall account to Licensor for such Recovered Tax in full.

(f)    Record Keeping. Licensee shall keep, and shall require its Affiliates and Sublicensees to keep, accurate records (together with supporting documentation) of Licensed Products sold under this Agreement, appropriate to determine the amount of royalties and other monies due to Licensor hereunder. Such records shall be retained for at least seven (7) years following the end of the reporting period to which such records relate. Licensor will have the right, once annually at its own expense, to have its auditors or an independent, certified public accounting firm, selected by it and subject to Licensee’s prior written consent (which shall not be unreasonably withheld), review any such records of Licensee and its Affiliates and Sublicensees (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than thirty (30) days’ prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made hereunder within the thirty-six (36) month period preceding the date of the request for review. No calendar year will be subject to audit more than once. Licensee will receive a copy of each such report concurrently with receipt by Licensor. Should such inspection lead to the discovery of a discrepancy to Licensor’s detriment, Licensee will, within forty-five (45) days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy plus interest on said sum at the rate of one percent (1.0%) per month (prorated for a partial month) accruing from the date such underpaid amount was initially due. Licensor will pay the full cost of the review unless the underpayment of amounts due is greater than five percent (5%) of the amount due for the entire period being examined, in which case Licensee will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to Licensee’s detriment, Licensee may credit the amount of the discrepancy, without interest, against future payments payable to Licensor under this Agreement, and if there are no such payments payable, then Licensor shall pay to Licensee the amount of the discrepancy, without interest, within forty-five (45) days of Licensee’s receipt of the report.

(g)    UK Government Funding. Licensee agrees to share equitably with Licensor any funding received during the term of this Agreement from the UK Government for the development of a Licensed Product based on the Licensed Platform.

4.    Intellectual Property.

(a)    Ownership. Except with respect to Improvements made by Licensee (and not related to Licensee’s core intellectual property rights), which shall be jointly owned by Licensor and Licensee pursuant to Section 2(d) above, inventorship of inventions made or conceived in the course of activities performed under this Agreement will be determined by application of U.S. patent laws pertaining to inventorship. Except with respect to Improvements made by Licensee (and not related to Licensee’s core intellectual property rights), which shall be jointly owned by Licensor and Licensee pursuant to Section 2(d) above, and subject to the licenses and sublicenses granted by Licensor to Licensee under this Agreement, each Party shall own all right, title and interest in and to any inventions, works-of-authorship and developments (and all intellectual property with respect thereto) invented, created or developed by such Party in the course of performance of this Agreement.

(b)    Prosecution. Licensor shall have the right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any oppositions, cancellations, interferences, reissue proceedings, derivation proceedings, or reexaminations) (collectively, “Prosecution” or “Prosecute”) of the Licensed Patents at Licensor’s sole expense. Licensor shall reasonably consult with Licensee regarding the patent filing strategy for the Licensed Patents prior to Prosecution thereof and the Prosecution of the Licensed Patents, in each case to the extent related to the Field or otherwise relevant to the rights granted hereunder, by providing Licensee a Reasonable Opportunity to review and comment on all proposed submissions to any patent office before submission. For the purpose of this Agreement, “Reasonable Opportunity” means that Licensee shall receive from Licensor or patent counsel true copies of all documents relating to the Prosecution of patent applications and patents within the Licensed Patents as soon as reasonably practical after Licensor has prepared or received such documents and materials, together with any documents submitted by Licensor to or received by Licensor from such patent office with respect to such Prosecution. Licensor shall, in its reasonable judgment and to the extent practicable, consider in good faith and reasonably incorporate Licensee’s comments concerning such documents and materials that Licensor receives from Licensee.

(c)    Licensee Step-In Right. If Licensor declines to Prosecute or maintain any Licensed Patent, elects to allow any Licensed Patent to lapse, or elects to abandon any Licensed Patent before all appeals within the respective patent office have been exhausted (each, an “Abandoned Patent Right”), then:

(i)    Licensor shall provide Licensee with reasonable notice of such decision so as to permit Licensee to decide whether to Prosecute such Abandoned Patent Right and to take any necessary action (which notice shall, to the extent reasonably feasible for Licensor, be given no later than thirty (30) days prior to the next deadline for any action that may be taken with respect to such Abandoned Patent Right with the U.S. Patent & Trademark Office or any foreign patent office).

(ii)    Licensee, at Licensee’s expense, may assume control of the Prosecution of such Abandoned Patent Right.

(iii)    Licensee shall have the right to transfer the responsibility for such Prosecution of such Abandoned Patent Right to patent counsel (outside or internal) selected by Licensee.

(iv)    Licensor shall use commercially reasonable efforts to assist and cooperate with Licensee’s reasonable requests to support Prosecution of such Abandoned Patent Right.

(d)    Licensor Enforcement. Each Party will notify the other promptly in writing when any Infringement of a Licensed Patent by a Third Party is uncovered or reasonably suspected. Licensor shall have the first right to enforce any patent within the Licensed Patents against any Infringement or alleged Infringement thereof, and shall at all times keep Licensee informed as to the status thereof. Licensor may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend and settle such suit in a manner consistent with the terms and provisions hereof and recover any damages, awards or settlements resulting therefrom, subject to Section 4(g) below. Licensee shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Licensor’s expense. Licensor shall not enter into any settlement of any claim described in this Section 4(d) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of Licensee or requires an admission of liability, wrongdoing or fault on the part of Licensee without Licensee’s prior written consent, in each case, such consent not to be unreasonably withheld, delayed or conditioned.

(e)    Licensee Enforcement. If Licensor elects not to enforce any patent within the Licensed Patents, then it shall so notify Licensee in writing within nine (9) months of receiving notice that an Infringement exists (or such shorter period as may be necessary to prevent exhaustion of a statute of limitations (or laches) applicable to such Infringement), and Licensee may, in its sole judgment, and at its own expense, take steps to enforce any such patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover any damages, awards or settlements resulting therefrom, subject to Section 4(g) below. Licensor shall reasonably cooperate in any such litigation (including joining or being named a necessary party thereto) at Licensee’s expense. Licensee shall not enter into any settlement of any claim described in this Section 4(e) that admits to the invalidity or unenforceability of any Licensed Patent, incurs any financial liability on the part of Licensor or requires an admission of liability, wrongdoing or fault on the part of Licensor without Licensor’ prior written consent, in each case, such consent not to be unreasonably withheld, delayed or conditioned.

(f)    Progress Reports. The Party initiating or defending any such enforcement action (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such enforcement action, and such other Party shall have the individual right to participate with counsel of its own choice at its own expense.

(g)    Recovery. The costs and expenses of the Party bringing suit under Section 4(d) or 4(e) shall be borne by such Party, and any damages, settlements or other monetary awards recovered shall be shared as follows: (i) the amount of such recovery actually received by the Party controlling such action shall first be applied to the out-of-pocket costs of each Party in connection with such action; and then (ii) the remainder of the recovery shall be shared as follows:

(i)    If Licensor is the Enforcing Party, [*] to Licensor and [*] to Licensee; and

(ii)    If Licensee is the Enforcing Party, [*] to Licensee and [*] to Licensor.

5.    Representations and Warranties.

(a)    Each Party hereby represents and warrants to the other Party as of the Effective Date that:

(i)    It is a company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

(ii)    It has the power and authority and the legal right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder.

(iii)    It has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and that this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

(iv)    All necessary consents, approvals and authorizations of all applicable competent authorities and other persons required to be obtained by such Party in order to execute and perform this Agreement on behalf of such Party have been obtained.

(v)    The execution and delivery of this Agreement and the performance of such Party’s obligations do not constitute a default or require any consent under any other contractual obligation of such Party.

(b)    In addition, Licensor hereby represents and warrants to Licensee as of the Effective Date that:

(i)    Each item of the Licensed Patents (x) is valid, subsisting and in full force and effect, (y) has not been abandoned or passed into the public domain and (z) is free and clear of any liens or encumbrances.

(ii)    Except as disclosed in writing to Licensee, Licensor has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Licensed Patents, Licensed Know How or the Licensed Platform to any Person.

(iii)    Licensor Controls the Licensed Patents, Licensed Know How and Licensed Platform and has all rights necessary to grant the licenses to Licensee hereunder.

(iv)    To the best of Licensor’s knowledge, no patent application or registration within the Licensed Patents is the subject of any pending interference, opposition, cancellation or patent protest pursuant to 37 C.F.R. §1.291.

(v)    No Person has made any claim or allegation to Licensor or its Affiliates in writing that such Person has any right or interest in, to or under the Licensed Patents and/or the Licensed Platform.

(vi)    Licensor has no actual knowledge of any facts, circumstances or information that (x) would render any Licensed Patent invalid or unenforceable or (y) would adversely affect any pending application for any Licensed Patent.

(vii)    Licensor has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Licensed Patent that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Licensed Patent. All necessary registration, maintenance and renewal fees in connection with each item of the Licensed Patents have been paid and all necessary documents and certificates in connection with such Licensed Patents have been filed with the relevant patent or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Licensed Patents.

(viii)    To the knowledge of Licensor, no claim or litigation has been brought or threatened by any Third Party alleging that (x) the Licensed Patents are invalid or unenforceable or (y) the manufacture, sale, offer for sale, importation or exploitation of the Licensed Products and/or the Licensed Platform infringe or misappropriate or would infringe or misappropriate any right of any Third Party.

(c)    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 5, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS.

6.    Confidentiality.

(a)    Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” means all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of third parties. The terms and conditions of this Agreement will be deemed Confidential Information of both Parties.

(b)    Restrictions. Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 6. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 6. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

(c)    Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party or any of its Affiliates from a third party under no legal obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of or derivation from Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

(d)    Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i)    in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii)    in order for it to reasonably fulfill its obligations herein and to conduct its ordinary course of business, to its subcontractors, vendors, outside legal counsel, accountants and auditors under obligations of confidentiality substantially similar in scope to the confidentiality obligations herein;

(iii)    in connection with prosecuting or defending litigation, marketing approvals and other regulatory filings and communications, and prosecuting and enforcing Patents and other intellectual property rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iv)    in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where Licensee is the Receiving Party); potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

provided, that (1) with respect to Sections 6(d)(i) and (d)(iii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 6(d)(iv), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 6(b) (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

(e)    The obligations of the Parties under clauses (a), (b) and (d) of Section 6 shall last until the applicable Confidential Information is no longer demonstrably secret and confidential or until one of the exceptions in clause (c) applies to such Confidential Information, whichever occurs first.

(f)    Publicity. The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 6(d). Except as required by law, each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party not to be unreasonably withheld (or as such consent may need to be obtained in accordance with this Section 6(f) or Section 6(g) below). In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Issuing Party will specify with each such Release, taking into account the urgency of the matter being disclosed and timing requirements for disclosure, as required by any applicable law, a reasonable period of time within which the Receiving Party may provide any comments on such Release (but in no event less than two (2) business days or less, as may be required for disclosure by any applicable law). If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release, provided that the other Party provided its written consent hereto as stated in this Section 6(f), and such consent shall not be unreasonably withheld, conditioned or delayed.

(g)    Publications. Subject to the provisions of this Sections 6(g), Licensee shall have the right to publish with respect to the Licensed Products, and to make scientific presentations on the Licensed Products. Except as required by law or court order, for any proposed publication or presentation regarding the Licensed Products, Licensee: (i) shall transmit a copy of the proposed publication for review and comment to the Licensor at least fifteen (15) days prior to the submission of such publication to a Third Party; (ii) shall postpone such publication for up to an additional forty-five (45) days upon the reasonable request of Licensor to allow the consideration of appropriate patent applications or other protection to be filed; and (iii) upon request of Licensor shall remove all Confidential Information of Licensor.

(h)    Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

7.    Term and Termination.

(a)    Term. The term of this Agreement shall commence on the Effective Date, and unless terminated earlier as provided in this Section 7, shall continue in full force and effect until expiration of the last-to-expire Royalty Term for the Licensed Product. Upon expiration of this Agreement, the licenses and sublicenses granted to Licensee by Licensor under this Agreement shall be fully paid-up.

(b)    Termination Upon Mutual Agreement. This Agreement may be terminated by mutual written consent of both Parties.

(c)    Termination by Licensor. Licensor may terminate this Agreement as follows:

(i)    Breach. Licensor will have the right to terminate this Agreement upon delivery of written notice to Licensee in the event of any material breach by Licensee of any terms and conditions of this Agreement, provided, that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Licensor to Licensee specifying in reasonable detail the nature of the alleged breach.

(ii)    Failure to Timely File IND. Licensor may terminate this Agreement if Licensee has not submitted, had approved and executed an investigational new drug (IND) application or foreign equivalent with the United States Food and Drug Administration (“FDA”) or other regulatory authority for a Major Territory for a Licensed Product within twelve (12) months after Licensee’s receipt from Licensor of copies of all Regulatory Filings and Licensed Know How related to the Ad5-S Product. “Major Territory” means (A) the United Kingdom, (B) Japan and (C) the European Union. For the avoidance of doubt, Licensor may not terminate this Agreement pursuant to this Section 7(c)(ii) if Licensee submits, has approved and executes an IND application or foreign equivalent with FDA or other regulatory authority for a Major Territory for a Licensed Product within twelve (12) months after Licensee’s receipt from Licensor of copies of all Regulatory Filings and Licensed Know How related to the Ad5-S Product.

(d)    Termination by Licensee. Licensee will have the right to terminate this Agreement upon delivery of written notice to Licensor in the event of any material breach by Licensor of any terms and conditions of this Agreement; provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Licensee to Licensor specifying the nature of the alleged breach.

(e)    Voluntary Termination. Licensee may terminate this Agreement at any time upon sixty (60) days’ prior written notice to Licensor. Following any such termination, Licensee agrees, at Licensor’s request, to negotiate in good faith a written agreement with Licensor under which Licensor would receive a license to intellectual property Controlled by Licensee that is necessary for the development, manufacturing or commercialization of the Licensed Products, on financial and other terms to be negotiated by the Parties.

(f)    Termination Upon Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party shall (i) file in any court or agency pursuant to any statute or regulation of any state,

country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, (ii) propose a written agreement of composition or extension of its debts, (iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition has not been dismissed within sixty (60) days after the filing thereof, (iv) propose or be a party to any dissolution or liquidation, (v) make an assignment for the benefit of its creditors or (vi) admit in writing its inability generally to meet its obligations as they fall due in the general course.

(g)    Effect of Termination. Upon any termination of this Agreement: (i) as of the effective date of such termination, all licenses granted by Licensor to Licensee under this Agreement shall terminate automatically; (ii) each Party shall return all Confidential Information (which for the avoidance of doubt shall include without prejudice to the generality of the foregoing all pre-existing and new pre-clinical, clinical and manufacturing data as well as all regulatory information relating to the Licensed Platform or the Ad5-S Product) of the other Party; (iii) Licensee will make no further use of the Licensed Platform or Licensed Know How for any purpose; and (iv) Licensee shall cease development, manufacturing and commercialization of Licensed Products. If termination is only with respect to a particular Licensed Product or a particular country, then the provisions of this Section 7(f) will only apply with respect to such Licensed Product or such country, and this Agreement shall continue with respect to the non-terminated Licensed Products or countries (including Licensee’s right to develop and/or manufacture Licensed Product in a terminated country solely for commercialization in one or more non-terminated countries).

(h)    Surviving Provisions. Notwithstanding any provision herein to the contrary, the rights and obligations of the Parties set forth in Sections 1, 3(f), 4(a), 5, 6, 7(f), 7(g), 8 and 9 as well as any rights or obligations otherwise accrued hereunder (including any accrued payment obligations), shall survive the expiration or termination of this Agreement. Termination shall not relieve any Party from any liability which has accrued prior to such termination.

8.    Indemnification and Insurance.

(a)    Indemnity by Licensor. Licensor agrees to defend Licensee and its (and its Affiliates’) directors, officers, employees and agents (the “Licensee Indemnified Parties”) at Licensor’ cost and expense, and will indemnify and hold Licensee and the other Licensee Indemnified Parties harmless from and against any claims, losses, costs, damages, fees or expenses (including legal fees and expenses) (collectively, “Losses”) to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of Licensor or its Affiliates in connection with its activities under this Agreement or (ii) the material breach of this Agreement or the representations and warranties made hereunder by Licensor or its Affiliates; except to the extent such Losses result from clause (i), (ii) or (iii) of Section 8(b) below. In the event of any such claim against the Licensee Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Licensee promptly notifying Licensor in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligations of Licensor except to the extent Licensor is actually materially prejudiced thereby) and (y) Licensee granting Licensor sole management and control, at Licensor’ sole expense, of the defense of the claim and its settlement (provided, however, that Licensor shall not settle any such claim without the prior written consent of Licensee (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement does not include a complete release from liability or if such settlement would involve Licensee undertaking an obligation (including the payment of money by a Licensee Indemnified Party), would bind or impair a Licensee Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Licensee or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Licensee Indemnified Parties reasonably cooperating with Licensor (at Licensor’ expense). The Licensee

Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

(b)    Indemnity by Licensee. Licensee agrees to defend Licensor and its (and its Affiliates’) directors, officers, employees and agents (the “Licensor Indemnified Parties”) at Licensee’s cost and expense, and will indemnify and hold Licensor and the other Licensor Indemnified Parties harmless from and against any Losses to the extent resulting from any Third Party claim (including product liability claims) arising out of or otherwise relating to (i) the negligence or willful misconduct of Licensee, its Affiliates, or their respective Sublicensees in connection with its activities under this Agreement, (ii) the material breach of this Agreement or the representations, warranties and covenants made hereunder by Licensee or (iii) the exploitation of Licensed Products by or on behalf of Licensee, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (i) or (ii) of Section 8(a) above. In the event of any such claim against the Licensor Indemnified Parties by a Third Party, the foregoing indemnity obligations shall be conditioned upon (x) Licensor promptly notifying Licensee in writing of the claim (provided, however, that any failure or delay to notify shall not excuse any obligation of Licensee except to the extent Licensee is actually materially prejudiced thereby) and (y) Licensor granting Licensee shall sole management and control, at Licensee’s sole expense, the defense of the claim and its settlement (provided, however, that Licensee shall not settle any such claim without the prior written consent of Licensor (such consent not to be unreasonably withheld, delayed or conditioned) if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by a Licensor Indemnified Party), would bind or impair a Licensor Indemnified Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of Licensor or this Agreement is invalid, narrowed in scope or unenforceable), and (z) the Licensor Indemnified Parties reasonably cooperating with Licensee (at Licensee’s expense). The Licensor Indemnified Parties may, at their option and expense, be represented in any such action or proceeding by counsel of their own choosing.

(c)    LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS CLAUSE (C) SHALL NOT APPLY WITH RESPECT TO (I) ANY BREACH OF SECTION 6 OR (II) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS CLAUSE (C) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS SECTION 8 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM.

(d)    Insurance. Licensee shall at its own expense procure and maintain during the term of this Agreement (and for at least five (5) years thereafter) commercial general and products liability insurance and other insurance policies in such amounts and types as are consistent with normal business practices of prudent pharmaceutical companies to adequately cover the same or substantially similar obligations as Licensee’s obligations herein. Each insurance policy required by and procured by Licensee under this Section 8(d) shall name Licensor as an additional insured. Such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Section 8. Licensee shall provide Licensor with a certificate of insurance or other evidence of such insurance, upon request.

9.    Miscellaneous.

(a)    Fees and Expenses. Each Party shall pay its own costs and expenses in connection with this Agreement and the transactions contemplated hereby (including the fees and expenses of its advisers, accountants and legal counsel).

(b)    Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

(c)    Independent Contractors. The relationship between Licensee and Licensor created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

(d)    Further Assurances. At any time or from time to time after the date hereof, the Parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the Parties hereunder.

(e)    Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the Parties hereto. No waiver by any Party hereto of any provision hereof shall be effective unless set forth in a writing executed by the Party so waiving. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either Party to exercise any right or privilege hereunder shall be deemed a waiver of such Party’s rights or privileges hereunder or shall be deemed a waiver of such Party’s rights to exercise the same at any subsequent time or times hereunder.

(f)    Governing Law and Dispute Resolution. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within that State without regard to its conflicts of laws provisions. Any claim or controversy between the Parties arising out of the circumstances and relationships contemplated by this Agreement, including disputes relating to the validity, construction or interpretation of this Agreement (“Disputes”), shall, upon written notice of Licensor to Licensee or Licensee to Licensor, as applicable, be referred for resolution by final, binding arbitration in accordance with the provisions of this Section 9(f). The arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (or any successor entity thereto) (“JAMS”) under its rules of arbitration then in effect, except as modified in this Agreement. The arbitration shall be conducted in the English language, by a single arbitrator. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The Parties agree that the decision of the arbitrator shall be the sole, exclusive and binding remedy between them regarding the Dispute presented to the arbitrator. Any decision of the arbitrator may be entered in a court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the arbitrator shall not be made public without the mutual consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that a Party may make such disclosures as are permitted for Confidential Information under Section 6 above. Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in the Borough of Manhattan in the State of New York. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees and the cost of the arbitrator and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. Pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of any Dispute, a Party may seek appropriate interim or provisional relief from any court of competent jurisdiction as necessary to protect the rights or property of that Party.

(g)    Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld, conditioned or delayed except that either Party shall be free to assign this Agreement (i) to an Affiliate of such Party (for so long as such Affiliate remains an Affiliate) provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate or (ii) in connection with any merger, consolidation or sale of such Party or sale of all or substantially all of the assets of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 9(g) shall be null and void.

(h)    Force Majeure. Neither Party shall be held liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, power shortage or failure, acts of war (whether war be declared or not), epidemics, pandemics, insurrections, riots, terrorism, civil commotions, strikes, lockouts or other labor disturbances, acts of God, or any acts, omissions, or delays in acting by any governmental authority or the other Party; provided such failure or delay did not arise from the negligence or willful misconduct of the affected Party.

(i)    Interpretation. The captions to the Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (i) the word “including,” “includes,” “included,” and “include” shall be deemed to be followed by the phrase “without limitation” or like expression; (ii) the singular shall include the plural and vice versa; (iii) masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (iv) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement; (v) each reference in this Agreement to a particular Section, appendix, schedule, or exhibit means a Section, appendix, schedule, or exhibit of or to this Agreement, unless another agreement is specified; (vi) “the word “will” shall be construed to have the same meaning and effect as the word “shall”; (vii) “or” is disjunctive but not necessarily exclusive; (viii) references to any Party or Person shall include its permitted successors or assigns; and (ix) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and business days means any day, except Saturday and Sunday, on which commercial banking institutions in New York, New York are open for business. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

(j)    Third Party Beneficiaries. No Person other than the Parties hereto and their respective successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

(k)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l)    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(m)    Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 9(m).

(n)    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any Party hereto of any breach, default or noncompliance under this Agreement or any waiver on such Party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any Party, shall be cumulative and not alternative.

(o)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(p)    Enforcement. Each Party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed by the Parties in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right each Party may have, each Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(q)    Integration; Entire Agreement. This Agreement and the documents referred to herein or delivered pursuant hereto contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such subject matter, including the Binding Term Sheet executed by the Parties on or about June 25, 2020. Except as otherwise expressly set forth herein, this Agreement and the Transaction Agreements embody the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, that may have related to the subject matter hereof in any way.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Exclusive License Agreement as of the Effective Date.

STABILITECH BIOPHARMA LTD

By:	/s/ Wayne Channon
Name:	Wayne Channon
Title:	Executive Chairman

Address:	Stabilitech Biopharma Ltd
Unit 6, Sovereign Business Park
Albert Drive
Burgess Hill
RH15 9TY
United Kingdom

IMMUNITYBIO, INC.

By:	/s/ Charles Kim
Name:	Charles Kim
Title:	General Counsel

Address:	ImmunityBio, Inc.
9920 Jefferson Boulevard
Culver City, California 90232
United States of America
Attention: General Counsel